UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Affiliated Computer Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACS LOGO

AFFILIATED COMPUTER SERVICES, INC.

2828 North Haskell Avenue
Dallas, Texas 75204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 24, 2002

To the Stockholders of

AFFILIATED COMPUTER SERVICES, INC.:

      The Annual Meeting of Stockholders of Affiliated Computer Services, Inc. (“ACS”) will be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204 on October 24, 2002 at 11:00 a.m., Dallas, Texas time for the following purposes:

1. To elect directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2. To consider and vote upon the performance-based incentive compensation for ACS’ executive officers;

3. To consider and vote upon the Amended and Restated ACS Employee Stock Purchase Plan; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on September 20, 2002 as the record date for the determination of stockholders of ACS entitled to notice of, and to vote at, the Annual Meeting of Stockholders. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. A holder of shares of ACS’ Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock on all matters properly brought before the Annual Meeting, and a holder of shares of ACS’ Class B common stock will be entitled to 10 votes, in person or by proxy, for each share of Class B common stock on all matters properly brought before the Annual Meeting.

      ALL HOLDERS OF ACS’ CLASS A COMMON STOCK AND CLASS B COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

By Order of the Board of Directors

/s/ WILLIAM L. DECKELMAN, JR.

William L. Deckelman, Jr.
Corporate Secretary

September 24, 2002

AFFILIATED COMPUTER SERVICES, INC.

2828 North Haskell Avenue
Dallas, Texas 75204

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 24, 2002

GENERAL INFORMATION

      This proxy statement is being furnished to stockholders of record, as of September 20, 2002, of Affiliated Computer Services, Inc., a Delaware corporation (“ACS”), in connection with the solicitation by the Board of Directors of ACS of proxies to be voted at the Annual Meeting of Stockholders to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on October 24, 2002, at 11:00 a.m., Dallas, Texas time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing this proxy statement and enclosed form of proxy to stockholders is on or about September 24, 2002.

Record Date and Voting

      The Board of Directors of ACS has fixed the close of business on September 20, 2002 as the record date for the Annual Meeting. Only holders of record of the outstanding shares of Class A common stock and Class B common stock at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the record date, ACS had outstanding 125,503,389 shares of Class A common stock, $0.01 par value per share, and 6,599,372 shares of Class B common stock, $0.01 par value per share. A holder of shares of Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock standing in his or her name on the books of ACS on the record date on any matters properly presented to a vote of the stockholders at the Annual Meeting. A holder of shares of Class B common stock is entitled to 10 votes, in person or by proxy, for each share of Class B common stock standing in his name on the books of ACS on the record date on any matter properly presented to a vote of the stockholders at the Annual Meeting. The Class A common stock and the Class B common stock are the only classes of stock entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions are counted in tabulations of votes cast on proposals submitted to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposal. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved. Under Delaware law, the stockholders do not have appraisal rights with respect to matters to be voted upon at the Annual Meeting.

Vote Required

      The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a plurality of the voting power of ACS, in person or by proxy, is required to approve Proposal 1, the proposal to elect directors. The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power of ACS eligible to vote and voting, either in person or by proxy, at the Annual Meeting, is required to approve Proposal 2, the proposal to approve the performance-based incentive compensation for ACS’ executive officers, and Proposal 3, the proposal to approve the Amended and Restated ACS Employee Stock Purchase Plan.

Proxy Solicitation, Revocation and Expenses

      All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted as indicated on the proxy. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by (i) filing a written notice of revocation received by the person or persons named therein, (ii) the stockholder attending the Annual Meeting and voting the shares covered thereby in person, or (iii) delivering another duly executed proxy dated subsequent to the date thereof to the addressee named in the enclosed proxy.

      Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election of directors named below, to approve the performance-based compensation for ACS’ executive officers and to approve the Amended and Restated ACS Employee Stock Purchase Plan. Abstentions, broker non-votes and proxies directing that the shares are not to be voted will not be counted as a vote in favor of a matter called for vote.

      The cost of preparing, assembling, printing and mailing this proxy statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by ACS. ACS will request banks and brokers to solicit their customers who are beneficial owners of shares of common stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses for such solicitation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of the record date, certain information with respect to the shares of Class A common stock and the Class B common stock beneficially owned by (i) stockholders known to ACS to own more than 5% of the outstanding shares of such classes, (ii) each of ACS’ directors and Named Executive Officers, and (iii) all ACS’ executive officers and directors as a group:

		Percent of	Amount	Percent of
	Amount and	Total	and Nature	Total
	Nature of	Shares of	of	Shares of	Percent of Total
	Beneficial	Class A	Beneficial	Class B	Shares of Class A
	Ownership of	Common	Ownership	Common	and Class B	Percent of
	Class A	Stock	of Class B	Stock	Common Stock	Total
	Common	Owned	Common	Owned	Owned	Voting
Directors and Executive Officers	Stock	Beneficially	Stock	Beneficially	Beneficially	Power(1)

Darwin Deason(2)	2,874,945	2.29%	6,599,372	100%	7.17%	35.96%
Jeffrey A. Rich(3)	262,370	*	—	—	*	*
Mark A. King(4)	250,984	*	—	—	*	*
Henry G. Hortenstine(5)	3,698	*	—	—	*	*
William L. Deckelman, Jr.	—	*	—	—	*	*
Donald G. Liedtke(6)	311	*	—	—	*	*
Frank A. Rossi(7)	100,000	*	—	—	*	*
Joseph P. O’Neill(8)	67,620	*	—	—	*	*
Peter A. Bracken	660	*	—	—	*	*
Clifford M. Kendall(9)	276,418	*	—	—	*	*

All Executive Officers and Directors as a Group (fifteen persons)(10)	3,866,625	3.08%	6,599,372	100%	7.92%	36.48%
BENEFICIAL OWNERS OF MORE THAN 5% OF ACS’ CLASS A COMMON STOCK(11)

T. Rowe Price Associates, Inc.	11,059,000	8.81%	—	—	8.37%	5.78%
100 E. Pratt Street Baltimore, MD 21202

AXA Financial	8,398,000	6.69%	—	—	6.36%	4.39%
1290 Avenue of the Americas New York, NY 10104

Putnam	6,463,000	5.15%	—	—	4.89%	3.37%
One Post Office Square Boston, MA 02109

*	Less than 1%.

(1)	In calculating the percent of total voting power, the voting power of shares of Class A common stock (one vote per share) and Class B common stock (ten votes per share) are aggregated.

(2)	6,599,372 of the shares of ACS Class B common stock listed and 2,006,794 of the shares of ACS Class A common stock listed are owned by The Deason International Trust. Mr. Deason holds the sole voting power with respect to such shares through an irrevocable board resolution passed by the Trust. The investment power with respect to such shares is held by the Trust. The shares of ACS Class A common stock include 4,751 shares owned by Mr. Deason through the ACS Employee Stock Purchase Plan. ACS has filed an S-3 registration statement with the Securities and Exchange Commission, in which 1,504,562 shares of Class A common stock owned by Mr. Deason or The Deason International Trust are registered under an effective registration statement; however, Mr. Deason and The Deason International Trust have indicated that they have no present intention to sell such shares.

(3)	Includes 208,100, shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date; 306 shares owned through the ACS 401(k) Plan; and 992 shares owned through the ACS Employee Stock Purchase Plan.

(4)	Includes 150,000 shares of Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date; 11,378 shares of ACS Class A common stock owned by Mr. King’s spouse (either individually or through an IRA), to which Mr. King disclaims beneficial ownership; 1,996 shares of ACS Class A common stock owned through the ACS 401(k) Plan; 5,986 shares of ACS Class A common stock owned by Mr. King through the ACS Employee Stock Purchase Plan; and 4,000 shares of Class A common stock owned by Mr. King in an IRA.

(5)	Includes 3,445 shares owned through the ACS Employee Stock Purchase Plan; and 253 shares owned through the ACS 401(k) Plan.

(6)	Includes 239 shares of Class A common stock owned through the ACS Employee Stock Purchase Plan and 72 shares owned through the ACS 401(k) Plan.

(7)	Includes 55,000 shares of ACS Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date.

(8)	Includes 40,000 shares of ACS Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date.

(9)	Includes 4,000 shares of ACS Class A common stock owned by Mr. Kendall’s spouse, as to which Mr. Kendall disclaims beneficial ownership; 4,818 shares owned by Mr. Kendall in an IRA; 11,000 held in the name of a trust of which Mr. Kendall is the Trustee; and 35,000 shares owned by a limited liability company in which Mr. Kendall is the manager.

(10)	Includes 453,100 shares of ACS Class A common stock, which are not outstanding, but are subject to options exercisable within sixty days of the record date; 4,309 shares of ACS Class A common stock owned through the ACS 401(k) Plan; and 23,750 shares of ACS Class A common stock owned through the ACS Employee Stock Purchase Plan.

(11)	Based on filings by the stockholder with the Securities and Exchange Commission. All of such stockholders have sole voting power and sole investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires ACS’ directors, certain officers and persons who own more than 10% of the outstanding common stock of ACS to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock of ACS held by such persons. These persons are also required to furnish ACS with copies of all forms they file under this regulation. To ACS’ knowledge, based solely on a review of the copies of such reports furnished to ACS and without further inquiry, all required forms were filed on time except, that Joseph O’Neill, a director of ACS, filed a Form 4 in September 2001 with respect to options granted in July 2001, and Lynn Blodgett, Executive Vice President of ACS and Group President of the BPO Solutions Group, was granted options in September 2001, but the reporting of that grant was not made until the Form 5 was filed for the fiscal year 2002.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors consists of nine directors. All directors must stand for election at the Annual Meeting and shall hold office for a one-year term and until their respective successors are elected and qualified.

      Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of each of the nominees for the Board of Directors named below. The proxies cannot be voted for more than nine nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select pursuant to the recommendation of Mr. Deason under his authority as the Nominating Committee for the Board. Stockholders may withhold authority to vote for any nominee by striking the name of such nominee on the proxy card.

Nominees for Election as Director

      The following table lists the name and principal occupation of each nominee for director and the year in which each such person was first elected as a director of ACS.

		Served as
		Director
Name	Principal Occupation	Since

Darwin Deason	Chairman of the Board	1988
Jeffrey A. Rich	Chief Executive Officer	1991
Mark A. King	President and Chief Operating Officer	1996
William L. Deckelman, Jr.	Executive Vice President, Corporate Secretary and General Counsel	2000
Henry G. Hortenstine	Executive Vice President, Global Business Development	1996
Peter A. Bracken	Private Investor	1997
Joseph P. O’Neill	President and Chief Executive Officer, Public Strategies Washington, Inc.	1994
Frank A. Rossi	Chairman, FAR Holdings Company, L.L.C.	1994
Clifford M. Kendall	Private Investor	1997

Business Experience of each Nominee

      Set forth below is certain information with respect to each of the nominees for the office of director.

      Darwin Deason, age 62, has served as Chairman of the Board of ACS since its formation in 1988. He also served as Chief Executive Officer from the formation of ACS until February 1999. Prior to the formation of ACS, Mr. Deason spent 20 years with MTech Corp., a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas, serving as MTech’s Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and served on the board of various subsidiaries of MTech and MCorp.

      Jeffrey A. Rich, age 42, has been a director of ACS since August 1991. Mr. Rich has served as Chief Executive Officer of ACS since February 1999. He also served as President from April 1995 until August 2002 and as Chief Operating Officer from April 1995 until February 1999. Mr. Rich joined ACS in 1989 as Senior Vice President and Chief Financial Officer and was named Executive Vice President in 1991. Prior to joining ACS, Mr. Rich served as a Vice President of Citibank N.A. from March 1986 through June 1989. Mr. Rich also serves as a director of Pegasus Solutions, Inc.

      Mark A. King, age 45, has been a director of ACS since 1996. Mr. King has served as President and Chief Operating Officer of ACS since August 2002 and had served as Chief Operating Officer since March 2001. Prior to that date he had served as Executive Vice President and Chief Financial Officer since May 1995. Mr. King joined ACS in November 1988 as Chief Financial Officer of various ACS subsidiaries. Prior to joining ACS, Mr. King was Vice President and Assistant Controller of MTech Corp.

      William L. Deckelman, Jr., age 45, has served as Executive Vice President, Corporate Secretary and General Counsel and as a director of ACS since March 2000. From May 1995 to March 2000, Mr. Deckelman was in private law practice, and was a stockholder of the law firm of Munsch Hardt Kopf & Harr, P.C. in Austin, Texas from January 1996 until March 2000. Previously, Mr. Deckelman served as Executive Vice President, Secretary and General Counsel of ACS from November 1993 until May 1995, and as Senior Vice President, Secretary and General Counsel of ACS from February 1989 through November 1993. Prior to that time he was an attorney with MTech Corp., Electronic Data Systems Corporation and Winstead, Sechrest & Minick.

      Henry G. Hortenstine, age 58, has served as Executive Vice President, Global Business Development of ACS since March 2001 and as a director since September 1996. From March 1995 to March 2001, he served as an Executive Vice President, in addition to serving as Group President of ACS Technology Solutions Group from April 1998 to March 2001. He served as Senior Vice President-Business Development from July 1993 to March 1995. Mr. Hortenstine was engaged by ACS as a consultant providing various business and corporate development services from 1990 to July 1993.

      Peter A. Bracken, age 61, joined Computer Data Systems, Inc. (now known as ACS Government Services, Inc.) in May 1996 as Chief Executive Officer and President. At the time of the acquisition by ACS of ACS Government Services, Inc. by a merger in December 1997, Mr. Bracken became an Executive Vice President and director of ACS, and served as Group President of ACS Government Services, Inc. from April 1998 until July 1999. Mr. Bracken served ACS as Vice Chairman of ACS Government Services, Inc. until June 2001. From 1986 to 1996, Mr. Bracken was employed by Martin Marietta Corporation (now Lockheed Martin Corporation), most recently as President of the Information Sciences Group. Before joining Martin Marietta in 1986, Mr. Bracken served as Director of Mission Operation and Data Systems for NASA’s Goddard Space Flight Center.

      Joseph P. O’Neill, age 55, has served as a director of ACS since November 1994. Mr. O’Neill has served as President and Chief Executive Officer of Public Strategies Washington, Inc., a public affairs and consulting firm, since March 1991, and from 1985 through February 1991, he served as President of the National Retail Federation, a national association representing United States retailers.

      Frank A. Rossi, age 65, has served as a director of ACS since November 1994. Mr. Rossi has served as Chairman of FAR Holdings Company, L.L.C., a private investment firm, since February 1994, and before that was employed by Arthur Andersen & Co. for over 35 years. Mr. Rossi served in a variety of capacities for Arthur Andersen since 1959, including Managing Partner/ Chief Operating Officer and as a member of the firm’s Board of Partners and Executive Committee. Mr. Rossi also serves as a director of Tusa Office Solutions, Manus Health Systems and H. D. American Road LLC.

      Clifford M. Kendall, age 71, had been with ACS Government Services, Inc. since the founding of its predecessor in 1968 until it was acquired by ACS by a merger in December 1997. At the time of the merger in December 1997, Mr. Kendall became a director of ACS. From 1970 to 1991, Mr. Kendall served as Chief Executive Officer of ACS Government Services, Inc. Mr. Kendall also serves as a director of Washington Real Estate Investment Trust, as Chairman of the Board of On-Site Sourcing, Inc., and as a director of VSE Corporation.

      Except as set forth above, none of the nominees holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

      THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Committees and Meetings of the Board of Directors

      The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Special Compensation Committee, the Special Transactions Committee and the Nominating Committee.

      The Audit Committee is composed of Messrs. Rossi (Chairman), O’Neill and Kendall. The Audit Committee of the Board of Directors is responsible for monitoring the integrity of ACS’ consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The Audit Committee recommends to the Board of Directors the selection of ACS’ independent auditors, but under new rules recently adopted by the Securities and Exchange Commission, the Audit Committee will commence selecting the independent auditors in fiscal year 2003. The Audit Committee consists of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. All members of the Audit Committee are considered “independent” directors as defined by the New York Stock Exchange’s current listing standards (the “Standards”). The Report of the Audit Committee for fiscal year 2002 is included in this proxy statement on page 16.

      The Compensation Committee was formed in May 1994. The members of the Compensation Committee are Messrs. Deason (Chairman), Rossi and O’Neill. The Compensation Committee is responsible for recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of the executive officers of ACS, including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers.

      In connection with ACS’ establishment of certain procedures to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, so that compensation to executive officers whose annual compensation exceeds $1 million may be deductible by ACS for federal income tax purposes, ACS formed the Special Compensation Committee in August 1996. The members of the Special Compensation Committee are Messrs. Rossi and O’Neill (Chairman). The Special Compensation Committee is responsible for reviewing the compensation of the executive officers whose annual compensation exceeds $1 million, including reviewing and recommending salaries, bonuses and other forms of additional compensation. The Special Compensation Committee is also responsible for the grant of all awards under the stock option plans (other than those to outside directors). The Report of the Compensation Committee and Special Compensation Committee for fiscal year 2002 is included in this proxy statement on page 14.

      The Special Transactions Committee, which was formed in August 1997 and on which Mr. Deason serves, has the responsibility of considering, evaluating, and approving the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, ACS Class A common stock, or other consideration with a dollar value of up to 10% of ACS’ consolidated assets. The Special Transaction Committee has delegated to the Chief Executive Officer the authority to consider, evaluate, and approve the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, ACS Class A common stock, or other consideration with a dollar value of up to $25,000,000.

      The Nominating Committee, which was formed in March 1999 and on which Mr. Deason serves, has the responsibility of considering, evaluating and recommending to the Board the slate of director nominees. Recommendations as to nominees will be considered by the Nominating Committee. Such recommendations can be submitted to the Nominating Committee by directing them to ACS’ executive offices at 2828 North Haskell Avenue, Dallas, Texas 75204, to the attention of Darwin Deason.

      During the fiscal year ended June 30, 2002, there were nine (9) meetings of ACS’ Board of Directors. During the fiscal year, there were eight (8) meetings held by the Audit Committee, four (4) meetings held by the Compensation Committee, one (1) meeting held by the Special Transaction Committee, nine (9) meetings held by the Special Compensation Committee, and one (1) meeting held by the Nominating Committee. All current directors attended at least 75% of the meetings of the Board and the Board committees of which they are members.

PROPOSAL 2

APPROVAL OF PERFORMANCE-BASED INCENTIVE

COMPENSATION FOR ACS’ EXECUTIVE OFFICERS

      The Internal Revenue Code limits ACS’ tax deduction for expense in connection with compensation of its chief executive officer and its four other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as “performance-based compensation.” Section 162(m) of the Internal Revenue Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer.

      At the Annual Meeting, the stockholders will be asked to approve the terms relating to incentive compensation to be paid to ACS’ executive officers for fiscal year 2003. Executive officer compensation for fiscal year 2003 will consist of a base salary, stock option plan, and bonus compensation and will be based on criteria similar to criteria previously used for ACS’ executive officers. There are 10 executive officers who will participate in the incentive compensation plan. Executive officers (other than Mr. John Rexford, Executive Vice President, Corporate Development) will be entitled to receive varying ranges of up to 250% (up to 250% for the Chairman of the Board, up to 200% for the Chief Executive Officer, up to 175% for the President and Chief Operating Officer, and from 125% up to 150% for all other executive officers) of their base salaries upon achievement of bonus performance goals, which include ACS’ achievement of pre-established growth performance goals in the following four targeted financial measures: consolidated revenues, consolidated earnings before interest, taxes and depreciation, consolidated pre-tax earnings and consolidated earnings per share. In addition to the above described bonus plan, for fiscal year 2003, there is an accelerator bonus plan which allows each of the executive officers to earn up to an additional 25% of their maximum bonus upon exceeding certain financial projections. The maximum bonus that any executive officer may receive for the fiscal year 2003 will be $2,296,506. The bonus performance goals have been pre-established by the Compensation Committee and approved by the Board of Directors for all executive officers other than any executive officer whose compensation may exceed $1 million. For any executive officer whose compensation may exceed $1 million, bonus performance goals are previously established by the Special Compensation Committee, which consists solely of independent directors, and are then approved by the Board of Directors. ACS believes that the incentive-related provisions provide performance incentives that are and will be beneficial to ACS and its stockholders.

      Since the amounts payable under the performance-based incentive compensation plan for the fiscal year ending June 30, 2003 are dependent on ACS’ financial performance, the amounts are not currently determinable. However, the following table sets forth information regarding the amounts which would have been earned by each of the following executive officers if the plan had been in effect for the fiscal year ending June 30, 2002.

NEW PLAN BENEFITS

PERFORMANCE-BASED INCENTIVE COMPENSATION FOR ACS’ EXECUTIVE OFFICERS

Dollar Value
Name and Position	($)(1)

Darwin Deason	$1,837,205
Chairman of the Board
Jeffrey A. Rich	$1,500,000
Chief Executive Officer
Mark A. King	$875,000
President and Chief Operating Officer
Henry G. Hortenstine	$487,500
Executive Vice President, Global Business Development
Donald G. Liedtke	$450,000
Group President — IT Solutions and Executive Vice President
All executive officers	$7,467,205

(1)	Since fiscal year 2003 incentive compensation is not yet determinable, the dollar value was calculated utilizing the fiscal year 2003 base salary and bonus percentages for each executive officer and the fiscal year 2002 bonus performance goals achieved by each respective executive officer. Amounts do not include the accelerator bonus discussed above.

      THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE INCENTIVE COMPENSATION PLAN FOR THE EXECUTIVE OFFICERS.

PROPOSAL 3

APPROVAL OF THE AMENDED AND RESTATED ACS EMPLOYEE STOCK PURCHASE PLAN

Introduction

      At a stockholders’ meeting held on October 28, 1996, the stockholders of ACS approved the 1995 Employee Stock Purchase Plan (the “Original Plan”). ACS implemented the Original Plan to attract and retain qualified and motivated employees and to align such employee’s interests with the interests of ACS and its stockholders by facilitating and encouraging the purchase of ACS stock through participation in the Original Plan. ACS is proposing an Amended and Restated ACS Employee Stock Purchase Plan to further enhance the incentive to employees and potential employees.

      At the Annual Meeting, ACS’ stockholders will be asked to consider and vote upon an Amended and Restated ACS Employee Stock Purchase Plan (the “Amended Plan”). The Amended Plan was adopted by ACS’ Board of Directors to be effective as of September 1, 2002. A copy of the Amended Plan is attached as Appendix A hereto and is incorporated herein by reference.

Principal Amendments

      The following are the principal amendments included in the Amended Plan: (i) the limitation on the number of shares available to be purchased under the Original Plan will soon be exceeded and the Amended Plan increases the number of shares that may be purchased from 2,000,000 shares to 4,000,000 shares; (ii) the term of the Original Plan ends on December 31, 2005 and the Amended Plan extends the term to August 31, 2012; (iii) the requirement in the Original Plan that an employee work for ACS (or one of its subsidiaries) for at least one year before being eligible to participate in the Plan has been removed; and (iv) provisions are added to allow employees of certain ACS subsidiaries outside of the United States to participate in the Amended Plan.

Provisions of the Amended Plan

      Except as specifically discussed above in “Principal Amendments”, the provisions of the Amended Plan are substantively the same as those in the Original Plan.

Federal Income Tax Consequences

      The material federal income tax consequences to employees and ACS in connection with participation in the Amended Plan have not changed from the material federal income tax consequences in connection with participation in the Original Plan.

      THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED ACS EMPLOYEE STOCK PURCHASE PLAN.

DIRECTOR AND EXECUTIVE COMPENSATION

Director’s Compensation

      Messrs. Rossi, O’Neill and Kendall, three of the members of the Board of Directors of ACS who were not employed by ACS in fiscal year 2002, receive compensation in the amount of $3,000 for attendance at each Board meeting. Directors are reimbursed for their travel expenses incurred in connection with the meetings. On November 30, 1994 ACS granted to Mr. Rossi options to purchase 100,000 shares of Class A common stock. Mr. Rossi’s options are fully vested and exercisable and, as of the record date, Mr. Rossi has exercised options to purchase 45,000 shares of Class A common stock. On November 30, 1994, ACS granted to Mr. O’Neill options to purchase 40,000 shares of Class A common stock, and all of such options are fully vested and exercisable. On July 3, 2001 ACS granted to Mr. O’Neill options to purchase 60,000 shares of Class A common stock, which options vest ratably over five years, 20,000 of which shares are vested as of the record date. Mr. O’Neill has not exercised any options to purchase shares of Class A common stock. In addition, Mr. Kendall has an option covering 100,000 shares of Class A common stock which was awarded to him shortly after the acquisition by merger of ACS Government Services, Inc. in December 1997, in recognition of his duties after the merger with ACS and ACS Government Services, Inc. Mr. Kendall’s options vest ratably over five years, 80,000 shares of which are vested as of the record date and the remaining 20,000 of which will vest in December 2002.

      In fiscal year 2003, ACS will compensate independent directors as follows: (i) independent directors will be paid $1,500 per directors meeting, (ii) members of the Audit Committee will be paid $1,000 per Audit Committee meeting, (iii) the Audit Committee chairman will be paid $10,000 annually, (iv) the Compensation Committee chairman will be paid $5,000 annually, and (v) each independent director will be paid a retainer of $25,000 annually. The compensation to be paid to directors in fiscal 2003 is between the median and the 75th percentile of total compensation paid to directors as reflected in a study on current market compensation for independent directors performed by KPMG at the request of ACS. The KPMG study was based on compensation paid to independent directors in the computer services peer group (which peer group was also used in the determination of executive officer compensation for fiscal year 2003) and three independent director compensation surveys.

Summary of Named Executive Officers’ Cash and Other Compensation

      The following table sets forth certain information regarding compensation paid for all services rendered to ACS in all capacities during fiscal years 2002, 2001, and 2000 by ACS’ chief executive officer and the four other most highly compensated executive officers of ACS whose total annual salary and bonus exceeded $100,000, based on salary and bonuses earned during fiscal year 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation

						Restricted
					Other Annual	Stock		LTIP	All Other
Name and Principal					Compensation	Awards	Options/	Payouts	Compensation
Position	Year	Salary($)	Bonus($)		($)(1)	($)(2)	SARS(2)	($)(3)	($)

Darwin Deason	2002	608,749	1,521,895		—	—	—	—	30,963	(4)
Chairman of the Board	2001	574,295	1,435,750		—	—	—	—	9,558
	2000	525,000	1,367,625		—	—	—	—	—
Jeffrey A. Rich	2002	525,000	1,050,000		—	—	—	—	13,751	(5)
Chief Executive Officer	2001	500,000	1,000,000		—	—	200,000	—	5,992
	2000	425,000	885,700		—	—	—	—	1,063
Mark A. King	2002	400,000	700,000		—	—	—	—	25,435	(6)
President and Chief	2001	333,333	600,000		—	—	300,000	—	9,086
Operating Officer	2000	275,000	429,825		—	—	100,000	—	1,146
Henry G. Hortenstine	2002	300,000	450,000		—	—	—	—	9,786	(7)
Executive Vice President,	2001	300,000	450,000		—	—	—	—	7,545
Global Business Development	2000	275,000	429,825		—	—	200,000	—	1,203
Donald G. Liedtke	2002	212,500	495,000	(8)	—	—	150,000	—	5,390	(9)
Group President — IT	2001	—	—		—	—	—	—	—
Solutions, and Executive Vice President	2000	—	—		—	—	—	—	—

(1)	None of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such individual’s reported salary and bonus during fiscal years 2002, 2001, or 2000.

(2)	ACS did not grant any restricted stock awards or stock appreciation rights (“SARS”) to the Named Executive Officers during fiscal years 2002, 2001 or 2000. Numbers adjusted for 2-for-1 stock split paid as cash dividend on February 22, 2002 to stockholders of record on February 15, 2002.

(3)	ACS did not grant any long-term incentive plan payouts to the Named Executive Officers during fiscal years 2002, 2001, or 2000.

(4)	Represents $29,181 in medical costs and $1,782 in life insurance premiums.

(5)	Represents $10,731 in medical costs, $270 in life insurance premiums and $2,750 in matching 401(k) payments.

(6)	Represents $22,422 in medical costs, $263 in life insurance premiums and $2,750 in matching 401(k) payments.

(7)	Represents $6,703 in medical costs, $645 in life insurance premiums and $2,438 in matching 401(k) payments.

(8)	Includes $120,000 signing bonus.

(9)	Represents $3,117 in medical costs, $210 in life insurance premiums and $2,063 in matching 401(k) payments.

      The following table sets forth the number of options granted during the fiscal year ended June 30, 2002 to the Named Executive Officers to purchase shares of Class A common stock and the potential realizable value of these options.

OPTION/ SAR GRANTS DURING FISCAL YEAR 2002

Individual Grants

		% of Total			Potential Realizable Value
	Number of	Options/SARS			at Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term(2)
	Options/SARS	Fiscal	Base Price	Expiration
Name	Granted(#)(1)	Year(1)	($/share)	Date	5%($)	10%($)

Darwin Deason	—	—	—	—	—	—
Jeffrey A. Rich	—	—	—	—	—	—
Mark A. King	—	—	—	—	—	—
Henry G. Hortenstine	—	—	—	—	—	—
Donald G. Liedtke	150,000	5.9%	$44.05	11/9/11	4,155,421	10,530,653

(1)	ACS did not grant any stock appreciation rights (“SARS”) to the Named Executive Officers during fiscal year 2002.

(2)	The amounts in these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of ACS’ stock price.

      The following table provides information related to options exercised by the Named Executive Officers during fiscal year 2002 and the number and value of options held at fiscal year end. ACS does not have any SARS outstanding.

AGGREGATE OPTION/ SAR EXERCISES IN FISCAL YEAR 2002

AND JUNE 30, 2002 OPTION/ SAR VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money
			Options/SARS		Options/SARS
	Shares	Value	at June 30, 2002(#)(2)		at June 30, 2002($)(2)(3)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Darwin Deason	—	—	—	150,000	—	5,392,313
Jeffrey A. Rich	308,000	12,039,759	256,100	700,000	9,743,784	24,182,875
Mark A. King	90,000	4,033,880	150,000	580,000	5,856,375	15,611,525
Henry G. Hortenstine	80,000	3,446,320	—	280,000	—	8,119,400
Donald G. Liedtke	—	—	—	150,000	—	514,500

(1)	Represents the value realized upon exercise calculated as the number of options exercised times the difference between the actual stock trading price on the date of exercise and the exercise price.

(2)	ACS did not grant any stock appreciation rights (“SARS”) to the Named Executive Officers during fiscal years 2002, 2001 or 2000.

(3)	Represents the value of unexercised options calculated as the number of unexercised options times the difference between the closing price at June 30, 2002 of $47.48 and the exercise price.

Mr. Deason’s Supplemental Executive Retirement Agreement and Employment Agreement; Severance Agreements for Certain Executive Officers

      In December 1998, ACS entered into a Supplemental Executive Retirement Agreement with Mr. Deason. Pursuant to the Supplemental Executive Retirement Agreement, which was reviewed and approved by the Special Compensation Committee, Mr. Deason will receive a benefit upon the occurrence of certain events equal to the excess of (i) an actuarially calculated amount based on a percentage of his average monthly compensation determined by his monthly compensation during the highest thirty-six consecutive calendar months from among the 120 consecutive calendar months ending on the earlier of his termination with ACS or his normal retirement date over (ii) the value of particular options granted to Mr. Deason (including 150,000 shares covered by options granted in October 1998 with an exercise price of $11.54 per share). The percentage applied to the average monthly compensation will vary from 2% on June 30, 1999 to 56% on May 18, 2005. The events triggering the benefit are retirement, total and permanent disability, death, resignation, change in control of ACS or termination for any reason other than cause. The benefit will be paid in a lump sum or, at the election of Mr. Deason, in monthly installments over a period not to exceed ten years. If the payment is caused by a change in control and at such time Mr. Deason would be subject to an excise tax under the Internal Revenue Code with respect to the benefit, the amount of the benefit will be grossed-up to offset this tax.

      In March 1999, ACS also entered into an Employment Agreement with Mr. Deason. The Employment Agreement, which was previously reviewed and approval by the Special Compensation Committee and replaced an earlier severance agreement, has a term that currently ends on May 18, 2007, provided that such term shall automatically be extended for one-year periods on May 18 of each year, unless thirty (30) days prior to May 18 of any year, Mr. Deason gives notice to ACS that he does not wish to extend the term or the Board of Directors of ACS (upon a unanimous vote of the directors, except for Mr. Deason) gives notice to Mr. Deason that it does not wish to extend the term. The Employment Agreement provides for a base salary of $525,000 per year, subject to annual adjustments by a percentage equal to the average percentage adjustments to the annual salaries of the top five executive officers of ACS. The Employment Agreement also provides for an annual bonus based on the achievement of financial goals set for Mr. Deason by the Special Compensation Committee. This bonus can be up to 250% of Mr. Deason’s base salary for that year. In addition, the Employment Agreement provides for severance benefits for Mr. Deason upon a change of control of ACS and for supplemental retirement benefits for Mr. Deason.

      ACS has previously entered into severance agreements with its executive officers who are members of the board of directors (other than Mr. Deason), which upon the occurrence of certain events, will entitle the executive to receive a severance benefit. Under the severance agreements, one of the conditions to payment of the severance benefit is that one of the following triggering events must occur: (i) ACS undergoes a consolidation or merger in which ACS is not the surviving company or in which ACS common stock is converted into cash, securities or other property such that ACS holders of common stock do not have the same proportionate ownership of the surviving company’s common stock as they held of ACS’ common stock prior to the merger or consolidation; (ii) ACS sells, leases or transfers all or substantially all of its assets to a company in which ACS owns less than 80% of the outstanding voting securities; or (iii) ACS adopts or implements a plan or proposal to liquidate ACS. If the board of directors of ACS does not approve the consummation of any of such foregoing triggering events, then each executive officer shall be entitled to receive the severance benefit. If the board of directors of ACS approves the consummation of the triggering event, then the executive’s right to receive the severance benefit accrues only if, within three years of the consummation of the triggering event, (i) the executive is terminated without cause, (ii) the executive is directly or indirectly removed from a position he held prior to the consummation of the triggering event, (iii) the executive suffers a significant and adverse change in the nature or scope of his authority or responsibilities, (iv) the executive believes in good faith that he has been rendered unable to carry out his responsibilities or has suffered a reduction of his authority or responsibilities, (v) the executive is required to travel significantly more than prior to the consummation of the triggering event, or (vi) if ACS materially breaches the severance agreement.

      The executive’s right to receive such severance benefit also accrues if a person or entity (other than one or more trusts established by ACS for the benefit of employees of ACS or a person or entity that holds 15% or more of ACS’ outstanding common stock on the date the particular severance agreement was entered into) becomes the beneficial owner of 15% or more of ACS’ outstanding common stock, or if during any period of 24 consecutive months there is a turnover of a majority of the board of directors. There shall be excluded from the determination of the turnover of directors, (i) those directors who are replaced by new directors who are approved by a vote of at least a majority of the directors (continuing director) who have been a member of the board of directors of ACS since August 5, 1997, (ii) a member of the board who succeeds an otherwise continuing director and who was elected, or nominated for election by ACS’ stockholders, by a majority of the continuing directors then still in office, and (iii) any director elected, or nominated for election by ACS’ stockholders to fill any vacancy or newly created directorship by a majority of the continuing directors still in office.

      The severance benefit to be received by each executive includes a lump sum payment, equal to (a) three times the sum of (i) the executive’s per annum base salary, plus (ii) the executive’s bonus for the preceding fiscal year, plus (b) the executive’s target bonus for the then-current fiscal year, pro rated to reflect the number of days the executive was employed by ACS in that fiscal year. In addition, ACS will, for up to three years after severance, continue to pay insurance benefits to the executive until the executive secures employment that provides replacement insurance, and ACS will continue to provide insurance benefits to the executive to the extent any new insurance the executive receives from a subsequent employer does not cover a pre-existing condition. Also, when determining any executive’s eligibility for post-retirement benefits under any welfare benefit plan, the executive shall be credited with three years of participation and age credit. The executive is also entitled to receive additional payments to compensate for the effect of excise taxes imposed under Section 4999 of the Internal Revenue Code and any interest or penalties associated with these excise taxes upon payments made by ACS for the benefit of the executive.

      These severance agreements may be terminated by ACS with one year advance written notice; however, if a triggering event is consummated prior to termination by ACS, then these agreements will remain in effect for at least three years plus any additional time necessary to give effect to the terms of the agreements.

Stock Option Information

      The following table summarizes certain information related to our stock option plans.

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon		Future Issuance Under
	Exercise		Equity Compensation
	of Outstanding	Weighted Average	Plans (Excluding
	Options, Warrants	Exercise Price of	Securities Reflected in
	and Rights	Outstanding Options,	Initial Column)
Plan Category	as of June 30, 2002	Warrants and Rights	as of June 30, 2002

Equity compensation plans approved by stockholders(1)	11,130,500	$22.88	3,849,686
Equity compensation plans not approved by stockholders	—	—	—

Total	11,130,500	$22.88	3,849,686

(1)	These Plans consist of the 1988 Stock Option Plan and the 1997 Stock Incentive Plan. No additional shares can be issued under the 1988 Stock Option Plan. Upon exercise the holder is entitled to receive Class A common stock.

REPORT OF THE COMPENSATION COMMITTEE AND SPECIAL COMPENSATION

COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee has been responsible for approving compensation for ACS’ senior executives, including recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation for all executive officers, except that such approval and recommendation with respect to salaries, bonus and other compensation for Mr. Deason, Mr. Rich and Mr. King are the responsibility of the Special Compensation Committee. The objective of ACS’ executive compensation program is to attract and retain qualified, motivated executives and to closely align their financial interests with both the short and long-term interests of ACS’ stockholders. The executive compensation program is intended to provide ACS’ executive officers with overall levels of compensation that are competitive within the business process and information technology outsourcing industry, as well as within a broader spectrum of companies of similar size and complexity.

      The Special Compensation Committee determines the base salary for the Chief Executive Officer (“CEO”), based upon the financial performance of ACS, and upon the contribution, performance, and the pay levels of similarly positioned executives in comparable companies. Evaluation of these factors is subjective, and no fixed, relative weights are assigned to the criteria considered.

CEO Compensation

      The CEO’s salary, bonus and equity grants follow the policies set forth above. During fiscal year 2002, Mr. Rich earned a salary of $525,000 and received a cash bonus of $1,050,000. The bonus paid to Mr. Rich reflected ACS’ achievement of all the objective goals on which Mr. Rich’s bonus was based for fiscal year 2002. Mr. Rich was not awarded any stock options during fiscal year 2002. In determining Mr. Rich’s compensation package for fiscal year 2003, the Special Compensation Committee considered (i) the operating results of ACS for fiscal year 2002, (ii) a study performed by KPMG on behalf of ACS of compensation paid to executives in the computer services group of companies that were peers to ACS, (iii) ACS’ internal analysis of compensation paid to executive officers and (iv) the positioning of ACS in the business process outsourcing marketplace. ACS’ operating results for fiscal year 2002 compared to the prior fiscal year reflect a 48% increase in revenues, a 71% increase in net income, a 43% increase in earnings per share (25% after adjusting prior period elimination of goodwill amortization), a 121% increase in free cash flow and a 61%

increase in new contract signings. The compensation study performed by KPMG on behalf of ACS reviewed the peer group companies in six separate financial categories and ACS was ranked in the 100th percentile in three of those categories, above the 75th percentile in two of those categories and above the 50th percentile in the other category. Mr. Rich has been instrumental in the growth and operating performance of ACS and positioning ACS as a leader in business process outsourcing services. Based on these factors, the annual base salary for Mr. Rich was increased from $525,000 to $750,000 effective July 1, 2002. Mr. Rich’s bonus for the fiscal year ending June 30, 2003 will range from zero to 200%, such percentage range being unchanged from the prior year. The actual percentage will be determined based on objective performance criteria. Mr. Rich’s salary and bonus is slightly above the average salary and bonus for company CEO’s in the KPMG compensation study, but well below the 75th percentile.

      The three principal components of ACS’ executive compensation program are base salary, annual incentive bonus opportunities and stock options.

Base Salaries

Each executive officer’s base salary is reviewed annually and is subject to adjustment on the basis of individual, corporate and, in some instances, business unit performance, as well as competitive and inflationary considerations.

Incentive Bonus

Incentive bonus payments for executive officers are made at the end of each fiscal year based upon the achievement of some or all of the following: consolidated financial criteria (which can include consolidated revenues, consolidated earnings before interest, taxes and acquisition amortization, consolidated pre-tax earnings and consolidated earnings per share), business unit financial criteria, and the attainment of individual goals. Such criteria and goals are established by the CEO of ACS, subject to approval by the Compensation Committee of the Board of Directors, at the beginning of each fiscal year (or, in the cases of the Chairman, the CEO, and the President and Chief Operating Officer, subject to the approval of the Special Compensation Committee). During fiscal year 2002, ACS achieved 100% of such measures of consolidated financial criteria.

For fiscal year 2002, executive officers were eligible to receive maximum bonuses of between 125% and 250% of salary provided the set goals and criteria were met.

In addition to the above described bonus plan, for fiscal year 2003, there is an accelerator bonus plan which allows each of the executive officers to earn up to an additional 25% of their maximum annual bonus upon exceeding certain consolidated financial criteria. During fiscal year 2002, ACS achieved none of such measures of consolidated financial criteria under the accelerator bonus plan, and no payments were made under the accelerator bonus plan.

Stock Option Plan

ACS’ 1997 Stock Incentive Plan (“Stock Option Plan”) is administered by the Special Compensation Committee. The Special Compensation Committee approves the individuals eligible to receive grants of options under the Stock Option Plan, the type of option granted, the number of shares of Class A common stock subject to a grant and the terms of the grant, including exercise price, exercise date and any restrictions on exercise. The Special Compensation Committee also has been responsible for determining the advisability and terms of any buyout of options previously granted, reductions in the exercise prices of previously granted options and the terms of any deferred grant of options granted under the Stock Option Plan.

The Stock Option Plan also provides for the issuance of stock purchase rights. When the Special Compensation Committee determines to grant a stock purchase right, it will advise the recipient of the grant of the terms and conditions of the grant, including any restrictions on the grant, the number of shares subject to the grant, the exercise price of the grant and the time within which the grant must be accepted by the recipient. The maximum amount of time that a recipient may have to accept the grant is 30 days. The purchase price of stock acquired pursuant to a stock purchase right shall not be less than 50% of the fair market value of ACS’ Class A common stock at the time of grant. There have been no stock purchase rights granted through June 30, 2002.

Submitted by the Compensation Committee
and the Special Compensation Committee
of the Board of Directors:

DARWIN DEASON*
FRANK A. ROSSI
JOSEPH P. O’NEILL

*Not a member of the
Special Compensation Committee

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by New York Stock Exchange rules. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed ACS’ audited financial statements with management, which has primary responsibility for the financial statements and related system of internal controls. PricewaterhouseCoopers LLP (PwC), ACS’ independent auditor for fiscal year 2002, is responsible for expressing an opinion on the conformity of ACS’ audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). PwC has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee also concluded that PwC’s provision of non-audit services is compatible with PwC’s independence.

      Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ACS’ Annual Report on Form 10-K for fiscal year 2002 and that PwC be appointed independent auditors for ACS for its fiscal year 2003. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

Submitted by the Audit Committee
of the Board of Directors

FRANK A. ROSSI
JOSEPH P. O’NEILL
CLIFFORD M. KENDALL

Relationship with Independent Public Accountants

      PricewaterhouseCoopers LLP, independent certified accountants, has been selected as ACS’ independent accountant for the fiscal year 2003. PricewaterhouseCoopers LLP was also ACS’ independent accountant for fiscal year 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Audit Fees

      For fiscal year 2002, PricewaterhouseCoopers billed or will bill ACS an aggregate of $579,271 for professional services rendered for the audit of ACS’ fiscal year 2002 financial statements and the review of ACS’ financial statements included in the quarterly reports on Securities and Exchange Commission Form 10-Q filed by ACS in fiscal year 2002.

Financial Information Systems Design and Implementation Fees

      For fiscal year 2002, PricewaterhouseCoopers did not render any professional services to ACS in connection with financial information systems design and implementation.

All Other Fees

      For fiscal year 2002, PricewaterhouseCoopers billed ACS an aggregate of $430,365 for all other non-audit services performed for ACS. These services consisted of securities offerings and registration statements, tax matters and compliance, acquisition services, litigation support, foreign entity audits, advisory services and other services not included in the preceding fee sections.

COMPARISON OF TOTAL CUMULATIVE RETURN FROM JUNE 30, 1997

THROUGH JUNE 30, 2002 OF
AFFILIATED COMPUTER SERVICES, INC. CLASS A COMMON STOCK,
STANDARD & POOR’S 500 SOFTWARE & SERVICES INDEX
AND THE STANDARD & POOR’S STOCK INDEX

	06/30/97	06/30/98	06/30/99	06/30/00	06/30/01	06/30/02

ACS	100	138	181	118	257	339
Standard & Poor’s 500 Software & Services Index	100	155	234	260	189	122
Standard & Poor’s Stock Index	100	130	159	170	146	121

      Note: The graph above compares the total cumulative return of ACS Class A common stock from June 30, 1997 through June 30, 2002 with the Standard & Poor’s 500 Software & Services Index and the Standard & Poor’s Stock Index.

      The graph assumes the investment of $100 on June 30, 1997 and the reinvestment of all dividends. The stock price performance shown on the graph is not necessarily indicative of future stock performance.

      In the immediately preceding fiscal year, ACS used the Standard & Poor’s Computer Software and Services Index. Publication of that index was discontinued as of December 31, 2001. The following is a graph comparing the Standard & Poor’s Computer Software and Services Index that was used in the immediately preceding year to the Standard & Poor’s 500 Software & Services Index, that is used in the current year.

	06/30/97	06/30/98	06/30/99	06/30/00	06/30/01	12/31/01

Standard & Poor’s Computer Software and Services Index	100	145	217	243	182	168
Standard & Poor’s 500 Software & Services Index	100	155	234	260	189	163

      THE ABOVE REPORTS OF THE COMPENSATION COMMITTEE, SPECIAL COMPENSATION COMMITTEE AND AUDIT COMMITTEE AND THE STOCK PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY ACS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT ACS SPECIFICALLY INCORPORATES SUCH REPORT OR GRAPH BY REFERENCE.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee is composed of Darwin Deason, Frank A. Rossi and Joseph P. O’Neill. The Special Compensation Committee consists of Messrs. Rossi and O’Neill. No member of the Special Compensation Committee is an officer or employee of ACS or any of its subsidiaries. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, for which any officers of such other entity served either on ACS’ Board or on ACS’ Compensation Committee. For information on insider participation, see “Certain Transactions.”

CERTAIN TRANSACTIONS

      As of June 30, 2002, ACS held a minority preferred stock interest in DDH Aviation, Inc., a corporate airplane brokerage company organized in 1997 (“DDH”). ACS’ Chairman owns a majority voting interest in DDH and ACS’ President and General Counsel, along with its Chairman were directors of DDH. DDH has a $48 million line of credit with Citicorp USA, Inc., for which ACS and its Chairman, in exchange for warrants to acquire additional voting stock, acted as guarantors. In addition, ACS obtained access to corporate aircraft at favorable rates in consideration of its guaranty. ACS guaranteed up to approximately $11.5 million of the line of credit and ACS’ Chairman guaranteed up to approximately $17.5 million of the line of credit.

      Subsequent to June 30, 2002 ACS’ Chairman assumed in full ACS’ guaranty obligations to Citicorp and ACS’ guaranty to Citicorp was released in full at no cost to ACS. ACS’ minority preferred stock interest and warrants (with a recorded value of $100,000 at June 30, 2002) in DDH were cancelled. ACS has no further contingent liability related to DDH debt and no ownership interest in DDH. ACS’ officers, other than the Chairman, are no longer directors of DDH.

      In August 2001 ACS purchased a Challenger 600 aircraft from DDH for a purchase price of $8.5 million, which included interior and exterior refurbishment of the aircraft. As of June 30, 2002 the purchase price for the aircraft was paid in full and refurbishment was near completion, and subsequent to June 30, 2002, the aircraft was delivered to ACS. During fiscal year 2002 ACS paid DDH $967,000 for chartered aircraft flights at favorable rates. In July 2002 ACS purchased $1 million in pre-paid charter flights at favorable rates from DDH.

STOCKHOLDERS PROPOSALS FOR 2003 ANNUAL MEETING

      If any stockholder of ACS intends to present a proposal for consideration at the fiscal year 2003 Annual Meeting of Stockholders and desires to have such proposal in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at ACS’ principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary, no sooner than April 26, 2003 but not later than May 26, 2003. If any stockholder of ACS intends to present a proposal for consideration at the fiscal year 2003 Annual Meeting of Stockholders without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to ACS of such proposal. In accordance with Section 8(c) of ACS’ Bylaws, in order to be timely submitted for the fiscal year 2003 Annual Meeting, ACS must receive the notice no sooner than April 26, 2003, but not later than May 26, 2003. ACS must receive such notice at its principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204, Attention: William L. Deckelman, Jr., Corporate Secretary.

By Order of the Board of Directors

/s/ WILLIAM L. DECKELMAN, JR.

William L. Deckelman, Jr.
Corporate Secretary

September 24, 2002

APPENDIX A

AMENDED AND RESTATED

AFFILIATED COMPUTER SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

      Section 1.     Purpose. The Amended and Restated Affiliated Computer Services, Inc. Employee Stock Purchase Plan is intended to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Stock of the Company through accumulated payroll deductions under an “Employee Stock Purchase Plan” as defined in Section 423 of the Code, and all provisions hereof will be construed in accordance with those objectives.

      Section 2.     Definitions. As used herein, the following terms shall have the meaning indicated:

      (a) “Account” shall mean the account established for each Participant to record the amounts withheld from his or her Compensation during the Offering Period of reference.

      (b) “Account Manager” shall mean the third party broker selected by the Administrator in its sole discretion.

      (c) “Administrator” shall mean the Board or a committee appointed by the Board.

      (d) “Board” shall mean the Board of Directors of the Company.

      (e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

      (f) “Company” shall mean Affiliated Computer Services, Inc., a Delaware corporation.

      (g) “Compensation” shall mean the actual amounts paid to the Participant of reference by his Employer during the Offering Period of reference.

      (h) “Considered Compensation” shall be determined with respect to each calendar year, and shall mean (i) in the case of each salaried Participant, such Participant’s annualized basic rate of salary plus bonus and commissions, if any, at the beginning of the calendar year of reference or, if an employee is not eligible to become a Participant until a subsequent Offering Period during the fiscal year, at the beginning of the Offering Period for which such employee becomes an Eligible Employee; and (ii) in the case of each hourly Participant, the amount of such Participant’s total compensation paid with respect to services rendered during the last two months of the Offering Period immediately preceding the Enrollment Date of reference, annualized by multiplying the two month total by 6.

      (i) “Designated Subsidiaries” shall mean the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to adopt this Plan for the benefit of their Employees.

      (j) “Directed Withholding” shall mean the amount that an Eligible Employee directs his or her Employer to withhold from the Participant’s Compensation on each Payroll Date during the calendar year of reference; provided, however, that the aggregate amount of Directed Withholding for the calendar year of reference may not exceed the lesser of (x) fifteen percent (15%) of such Participant’s Considered Compensation for such calendar year, and (y) Twenty-one Thousand Two Hundred and Fifty Dollars ($21,250).

      (k) “Direction to Withhold” shall mean the notice to the Administrator, in the manner prescribed by the Administrator, which directs an Eligible Employee’s Employer to commence to deduct the Directed Withholding from his Compensation on each Payroll Date during the Offering Period of reference.

      (l) “Election to Rescind” shall mean the notice to the Administrator, in the manner prescribed by the Administrator, which directs a Participant’s Employer to discontinue deductions of Directed Withholding and to refund the entire amount credited to such Participant’s Account.

      (m) “Eligible Employee” shall mean each person who is employed as an Employee on the Enrollment Date. Notwithstanding the foregoing, no Employee shall become an Eligible Employee and be granted an option under the Plan if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company.

      (n) “Employee” shall mean any person, including an officer and director who is also an Employee, who, at the time of reference is customarily employed in an employer-employee relationship with Employer for at least twenty (20) hours per week. The term “Employee” shall not include (i) any independent contractor, (ii) any consultant, or (iii) any leased employee within the meaning of Section 414(n) of the Code.

      (o) “Employer” shall mean, collectively, the Company and each Designated Subsidiary.

      (p) “Enrollment Date” shall mean the first Trading Day on or after the first business day of each calendar quarter.

      (q) “Fair Market Value” of a Share on the Enrollment Date or on the Purchase Date shall be the closing price of Stock on such date, which shall be (i) if the Stock is listed or admitted for trading on any United States national securities exchange, the last reported sale price of Stock on such exchange as reported in any newspaper of general circulation, (ii) if the Stock is quoted on NASDAQ or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotation for such day of the Stock on such system or (iii) if neither clause (i) nor (ii) is applicable, a value determined by any fair and reasonable means prescribed by the Board. Notwithstanding the foregoing, in the case of open market purchases, “Fair Market Value” shall mean the average price of all open market purchases on behalf of the Plan on the date or dates of purchase.

      (r) “Offering Period” shall mean the period beginning on the first Trading Day of each calendar quarter and ending on the last Trading Day of such calendar quarter.

      (s) “Participant” shall mean each Eligible Employee who is having an amount withheld from his Compensation under Section 4 at the time of reference.

      (t) “Payroll Date” shall mean each date on which a Participant is paid his or her salary, wage, bonus or commission, but not including tips.

      (u) “Plan” shall mean this Amended and Restated Affiliated Computer Services, Inc. Employee Stock Purchase Plan. The Plan was originally effective December 18, 1995. This amendment and restatement is effective September 1, 2002.

      (v) “Purchase Date” shall mean the last Trading Day on or before the last business day of each calendar quarter.

      (w) “Purchase Price” shall mean 85% of the Fair Market Value of the Shares on the Purchase Date.

      (x) “Purchase Right” shall mean the Participant’s right to acquire the number of Shares that may be purchased in accordance with Section 3(b), as limited by Sections 3(c) and 9.

      (y) “Shares” shall mean the shares of Stock to be purchased in open market transactions pursuant to the Plan or that are reserved for issuance under this Plan.

      (z) “Stock” shall mean the Class A Common Stock, $0.01 par value per share, of the Company.

      (aa) “Subsidiary” shall mean any domestic or foreign corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

      (bb) “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

      Section 3.     Shares Subject to Purchase.

      (a) Subject to adjustments provided in Section 16 hereof the maximum number of shares of Stock that may be purchased by and for Participants shall not exceed Four Million (4,000,000) Shares. Shares to be purchased pursuant to the Plan will be purchased in open market transactions by the Account Manager. The Account Manager will maintain a separate account for each Participant and will distribute Shares from such accounts to Participants in accordance with the terms set forth in Section 8 below. The Shares subject to the Plan may also consist of previously issued Shares reacquired and held by the Company, or any Subsidiary, and such number of Shares shall be and hereby is reserved for sale for such purpose. Any of such Shares that are reserved for sale that may remain unsold at the termination of the Plan shall cease to be reserved for the purpose of the Plan. Should any Shares subject to Purchase Rights on the Enrollment Date of an Offering Period fail to be purchased on the Purchase Date for such Offering Period, such Shares may again be made available for purchase with respect to a subsequent Offering Period. The Administrator shall decide, in its sole discretion, whether to acquire shares in open market transactions or to issue treasury shares.

      (b) The Administrator shall determine the maximum number of Shares (if any) that will be available for purchase for each Offering Period. Each Participant will have a Purchase Right to purchase the number of full Shares equal to the quotient of (i) the amount in the Participant’s Account on the Purchase Date, and (ii) the Purchase Price of the Shares for the Offering Period, all subject to the maximum amounts, and the adjustments, if any, in Section 9.

      (c) In the event that as of the Enrollment Date of reference the quotient of (i) the aggregate Directed Withholdings of all Participants for the Offering Period, divided by (ii) the Purchase Price of a Share on such Enrollment Date, exceeds the number of Shares designated by the Administrator in the first sentence of Section 3(b) by a percentage (not less than 100%) specified by the Administrator at the time it determines the number of Shares under Section 3(b) above, the Administrator will take reasonable steps to reduce, as nearly as possible, each Participant’s Directed Withholding to an amount equal to the product of (x) his Directed Withholding, and (y) a fraction, the numerator of which is the product of the percentage specified by the Administrator in (ii) multiplied by the number of Shares designated by the Administrator in the first sentence of Section 3(b), and the denominator of which is the quotient of (i) and (ii) above.

      Section 4.     Participation and Deduction of Directed Withholding.

      (a) Prior to the Enrollment Date for each Offering Period of reference, each Eligible Employee may become a Participant for such Offering Period by filing with the Administrator in such form or manner as the Administrator may prescribe a Direction to Withhold setting forth the amount of such Eligible Employee’s Directed Withholding. An Eligible Employee who fails to file a Direction to Withhold on or before the due date prescribed by the Administrator shall be deemed to have elected not to participate in the Plan for the Offering Period of reference.

      (b) All amounts deducted from a Participant’s Compensation under this Plan shall be credited to such Participant’s Account but shall remain the unencumbered assets of the Employer. No interest shall accrue on Directed Withholding amounts.

      Section 5.     Withdrawal, or Termination of Employment.

      (a) A Participant may not increase or decrease the amount of his Directed Withholding during an Offering Period; except, however, (i) a Participant may rescind his Direction to Withhold in its entirety at any time prior to the Purchase Date for the Offering Period of reference by filing with the Administrator in such form or manner as the Administrator may prescribe an Election to Rescind on or before the due date prescribed by the Administrator, (ii) a Participant will be deemed to have rescinded his Direction to Withhold in its entirety in the event that his Compensation payable on any Payroll Date is insufficient to fund the Directed Withholding for such Payroll Date and such Participant fails to furnish the Administrator with personal funds in an amount sufficient to complete the Directed Withholding for such Payroll Date on or before the next Payroll Date, and (iii) a Participant will be deemed to have rescinded his Direction to Withhold in its entirety in the event of the termination of the Participant’s employment with his Employer prior to the Purchase Date for the Offering Period of reference.

      (b) If either 5(a)(i), (ii) or (iii) occurs with respect to a Participant before the Purchase Date of reference, the entire amount credited to such Participant’s Account will be paid to such Participant in a lump sum, in cash without interest, as soon as reasonably possible following such occurrence.

      (c) The occurrence of an event described in 5(a)(i), (ii) or (iii) with respect to a Participant during an Offering Period shall not limit such Participant’s right to file a Direction to Withhold with respect to any later Offering Period provided that at such time Participant is an Eligible Employee, and provided further that a Participant may withdraw and subsequently re-enroll in the Plan only one time per calendar year.

      Section 6.     Exercise of Purchase Right.

      (a) In the case of open market purchases, on each Purchase Date, the Account Manager shall use the funds available in the Participant’s Account for open market purchases of Shares and debit his Account in the amount of the Purchase Price of the Shares subject to his Purchase Right. For purposes of the Plan, fractional amounts of Stock shall be disregarded in determining the number of Shares that the Account Manager purchases on behalf of each Participant.

      (b) In the case of previously issued Shares reacquired and held by the Company or any Subsidiary and reserved for sale for such purpose, the Participant’s Purchase Right will be exercised automatically on each Purchase Date by debiting his Account with the Purchase Price of the Shares subject to his Purchase Right.

      Section 7.     Limitation on the Purchase of Shares. The Administrator may, in its sole discretion, request the Account Manager to suspend or delay purchases of Stock on behalf of Participants in order to comply with all applicable provisions of law, domestic or foreign, including without limitation applicable securities laws. Any such suspension or delays shall not affect a Participant’s right to receive Stock pursuant to the Plan, but may affect the date of the purchase of such Stock.

      Section 8.     Brokerage Account/Plan Share Account. By enrolling in the Plan, each Participant shall be deemed to have authorized the establishment of a brokerage account on his behalf at a securities brokerage firm selected by the Administrator. Alternatively, the Administrator may provide for Plan Share accounts for each Participant to be established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan shall be held in the Participant’s brokerage or Plan Share account. Certificates for Shares purchased under the Plan will not be issued automatically but will be issued as soon as practicable following a Participant’s request to the Administrator. The Administrator may assess a reasonable handling charge for the issuance of such certificates.

      Section 9.     Maximum Shares, and Reduction in Shares, Subject to Purchase Rights.

      (a) Notwithstanding any provision hereof to the contrary, the maximum number of Shares subject to each Participant’s Purchase Right at any time during any calendar year shall be that number of Shares equal to the lesser of (i) that number of Shares that has an aggregate Fair Market Value on the Enrollment Date equal to $25,000, and (ii) that number of Shares that may be purchased with the maximum Directed Withholding amounts described in Section 2(j) at the Purchase Price set forth in Section 2(w)(i), and (iii) the maximum number of Shares (if any) that will not cause the Participant to exceed the 5% ownership limitation of Section 2(m).

      (b) If, on a Purchase Date, the maximum number of Shares available for purchase as determined under Section 3(b) is less than the number of Shares subject to all then existing Purchase Rights (as limited by Section 9(a), if applicable), the Administrator will reduce the number of Shares subject to each Participant’s Purchase right to an amount equal to the product of (i) the maximum Shares available for purchase as determined under Section 3(b), and (ii) a fraction, the numerator of which is the amount in such Participant’s Account (after such reductions, if any, required by the proviso of Section 2(j)), and the denominator of which is the amount in the Accounts of all Participants (after such reductions, if any, required by the proviso of Section 2(j)).

      Section 10.     Voting and Registration.

      (a) A Participant will have no interest or voting right in or other privileges relating to Shares subject to a Purchase Right until payment for such Shares has been completed.

      (b) Shares to be delivered to a Participant will be registered in the name of the Participant or in such other manner as may be designated by the Participant.

      Section 11.     Administration.

      (a) The Plan shall be administered by the Administrator, which will be the Board or a committee appointed by the Board. If a committee is appointed by the Board to act as Administrator, such committee shall have all of the powers of the Board with respect to the Plan except for those powers set forth in Section 17 hereof. The administration, interpretation or application of the Plan by the Administrator shall be final, conclusive and binding upon all Participants. Eligible Employees with respect to the Offering Period of reference may not serve as a member of the Administrator with respect to the Offering Period of reference or the succeeding Offering Period. In the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision (“Rule 16b-3”) provides specific requirements for the Administrators of plans of this type, the Plan shall only be administered by such body and in such manner as shall comply with the applicable requirements of Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of the Rule 16-3. To the extent any provision of the Plan or action of the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

      (b) In order to facilitate participation under this Plan, the Board may provide for such special terms applicable to Participants who are foreign nationals, or who are employed by the Company or a Designated Subsidiary outside of the United States of America, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

      Section 12.     Designation of Beneficiary.

      (a) A Participant may file a written designation of a beneficiary who is to receive any cash as a result of the Participant’s death prior to a Purchase Date, or to receive any Shares (and excess cash, if any) in the event of Participant’s death subsequent to a Purchase Date but before delivery of the Shares (and excess cash, if any).

      (b) Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant without a designated surviving beneficiary, the Administrator shall deliver such cash and/or Shares to the spouse of the Participant or, if there is no surviving spouse, then to the executor or administrator of the estate of the Participant.

      Section 13.     Transferability. Neither Directed Withholding amounts credited to Participant’s account, nor any rights with regard to the making or rescission of a Directed Withholding, nor the right to receive Shares (and excess cash, if any) may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 12) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

      Section 14.     Use of Funds. All Directed Withholding amounts received or held by the Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such Directed Withholding amounts.

      Section 15.     Reports and Withholding.

      (a) Statements will be provided to all Participants within a reasonable time following a Purchase Date, which statements will set forth the amounts of payroll deductions, the per Share Purchase Price, the number of Shares purchased (and an explanation of any reduction in the Shares subject to the Purchase Right), and the remaining cash balance, if any. Such statements may be provided in any reasonable manner selected by the Administrator.

      (b) Each person who acquires Shares hereunder agrees as a condition of such acquisition that he shall notify his Employer in the event he disposes of the Shares before the second anniversary of the Enrollment Date on which he acquired the Purchase Right with respect to such Shares, and in the event of such disposition while an employee of the Employer, and upon disposition of such Shares prior to the second anniversary of the Enrollment Date, the Employer may withhold from such Participant’s current Compensation such amount as it reasonably determines to be necessary to satisfy the Company’s obligation to withhold for federal and state taxes with respect to such events.

      Section 16.     Adjustments upon Changes in Capitalization.

      (a) If a stock dividend, stock split, spinoff, recapitalization, merger, consolidation, exchange of shares or the like occurs during an Offering Period, as a result of which shares of any class shall be issued in respect of the Shares subject to purchase with respect to such Offering Period, or such Shares shall be changed into a different number of the same or another class or classes, the number of Shares to which each Purchase Right shall be applicable and the calculation of the Fair Market Value as of the Enrollment Date for such Shares shall be appropriately adjusted by the Administrator in a manner that in its sole discretion will keep this Plan qualified under Section 423 of the Code.

      (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will close, and the Purchase Date will occur, at such date as may be determined by the Administrator prior to the consummation of such proposed action, all Participants will be notified in advance of such revised Purchase Date, and each Participant will be entitled to complete all or any portion of the funding of such Participant’s Directed Withholding with personal funds. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Board, in its sole discretion, may provide that either (i) the event will be deemed to constitute the dissolution or liquidation of the Company and Participants shall have the rights set forth in the first sentence hereof, or (ii) this Plan, and each Purchase Right shall be assumed or an equivalent plan and right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.

      Section 17.     Amendment or Termination.

      (a) The Board may at any time and for any reason terminate or amend the Plan, provided, however, that, if required by Rule 16b-3 or Section 423 of the Code, the Plan may not be amended without the consent (which may take the form of a ratification within 12 months of the effective date) of stockholders in accordance with Section 18 (as though such Amendment were the adoption of the Plan) to either increase the number of Shares reserved for issuance under the Plan, materially modify the requirements for eligibility to participate in the Plan, or make such other change(s) that requires stockholder approval in order to comply with Rule 16b-3 or any successor rule. Except as specifically provided in the Plan, no such termination or amendment can reduce such rights as a Participant would have if the effective date of the termination or amendment were deemed to be a liquidation or dissolution of the Company, with the resulting rights, duties and obligations set forth in Section 16(b).

      (b) Without shareholder approval and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board or the Administrator may change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Directed Withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Administrator determines in its sole discretion advisable which are consistent with the Plan.

      Section 18.     Stockholder Approval. If required by Rule 16b-3 and other applicable laws, the Company shall, within 12 months after the effective date of the Plan, obtain the approval of a majority of the votes cast at a duly held stockholders’ meeting at which a quorum representing a majority of all outstanding voting stock is, either in person, or by proxy, present and, notwithstanding any other provision hereof to the contrary, in the absence of such approval, this Plan (as amended and restated) and any Purchase Rights granted hereunder shall be null and void.

      Section 19.     Notices. All notices or other communications shall be deemed to have been duly given (i) if by a Participant to the Administrator, when received in the required form at the corporate home office of the Company, addressed to “Administrator, Employee Stock Purchase Plan,” and (ii) if by the Administrator to the Participant, when mailed to the last known address of Participant shown on the Employer’s records.

      Section 20.     Conditions upon Issuance of Shares. Shares shall not be issued unless such issuance and delivery shall comply with all applicable provisions of law, domestic or foreign, and the requirements of any stock exchange upon which the Shares may then be listed, including, in each case the rules and regulations promulgated thereunder.

      Section 21.     Term of Plan. The Plan was originally effective on December 18, 1995. This amendment and restatement is effective September 1, 2002. The Plan shall terminate August 31, 2012, subject to Sections 17 and 18.

      Section 22.     Miscellaneous.

      (a) Execution of Receipts and Releases. Any payment or any issuance or transfer of Shares to any person shall be in full satisfaction of all claims hereunder against the Plan, and the Administrator may require such person, as a condition precedent to receiving delivery of Shares, to execute a receipt and release therefor in such form as it shall determine.

      (b) Payment of Expenses. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company, except for expenses related to the issuance of Share certificates and brokerage commissions incurred upon the sale of Shares at the direction of a Participant.

      (c) Records. Records of the Company as to any matters relating to this Plan will be conclusive on all persons.

      (d) Interpretations and Adjustments. To the extent permitted by law, an interpretation of the Plan and a decision on any matter within the Board’s or Administrator’s discretion made in good faith is binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the person responsible shall make such adjustment on account thereof as he considers equitable and practicable.

      (e) No Rights Implied. Nothing contained in this Plan or any modification or amendment to the Plan or in the creation of any Account, or the execution of any subscription agreement, or the issuance of any Shares under the Plan, shall give any Employee any right to continue employment or any legal or equitable right against the Company or any officer, director, or Employee of the Company, except as expressly provided by the Plan.

      (f) Information. The Company shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation that is necessary or required by the Board and/or Administrator to perform its duties and functions under the Plan. The Company’s records as to the current information the Company furnishes to the Board and/or Administrator shall be conclusive as to all persons.

      (g) Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

      (h) Headings. The titles and headings are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

      (i) No Liability for Good Faith Determinations. Neither the members of the Board nor the Administrator (nor their respective delegatees) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any right to purchase Shares granted under it, and members of the Board and the Administrator (and their delegatees) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

      (j) Company Role. The Company has arranged this Plan for the reasons described under Section 1. The Company’s role is simply to encourage and facilitate its employees’ investment in the Company through the arrangement of the payroll deduction. Each Participant will be solely responsible for determining his or her continued participation in the Plan and whether that person retains or sells the shares of Stock that he or she purchases under the Plan.

      (k) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with laws of the State of Delaware (without giving effect to conflict of laws principles) and applicable Federal law.

      IN WITNESS WHEREOF, the undersigned has executed this Plan as of this 1st day of September, 2002 to fully evidence the Company’s adoption thereof, to be effective as provided in Section 21 hereof.

AFFILIATED COMPUTER SERVICES, INC.

By:
Name:
Title:

AFFILIATED COMPUTER SERVICES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 24, 2002
SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned stockholder of Affiliated Computer Services, Inc., a Delaware corporation (the “Corporation”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated September 24, 2002 and the Corporation’s Annual Report and hereby appoints Mark A. King, William L. Deckelman, Jr. and Warren D. Edwards, or any of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on October 24, 2002 at 11:00 a.m., Dallas, Texas time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business or matters that may properly come before the meeting or any adjournment or adjournments thereof:

(Continued and to be signed on the reverse side)

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Please mark your votes as indicated in this example	☒

		FOR all nominees listed below
		(except as indicated below)	WITHHOLD			FOR	AGAINST	ABSTAIN
1.	To elect nine (9) Directors to serve until the Annual Meeting of Stockholders for the year 2003 or until their successors are duly elected and qualified.	☐	☐	2.	To approve the performance-based incentive compensation for the Corporation’s executive officers.	☐	☐	☐

	If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.			3.	To approve the Corporation’s Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐

	Nominees: Darwin Deason; Jeffrey A. Rich; Mark A. King; William L. Deckelman, Jr.; Henry G. Hortenstine; Peter A. Bracken; Joseph P. O’Neill; Frank A. Rossi; Clifford M. Kendall
						THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE PERFORMANCE-BASED INCENTIVE COMPENSATION FOR THE CORPORATION’S EXECUTIVE OFFICERS AND FOR THE APPROVAL OF THE CORPORATION’S AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
						STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY PREVIOUSLY MAILED THIS PROXY.

SIGNATURE(s)                                                                                                                                    DATED:                              , 2002
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

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